Exhibit 5.1

212-373-3000

212-757-3990

October 20, 2016

Revlon Consumer Products Corp.

One New York Plaza

New York, New York 10004

Registration Statement on Form S-4
(Registration No. 333-__________)

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Revlon Consumer Products Corp., a Delaware corporation (the “Company”), and the entities listed on Schedule I (collectively, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s 6.250% Senior Notes Due 2024 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding unregistered 6.250% Senior Notes due 2024 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company in accordance with the terms of the Indenture, dated as of August 4, 2016 and amended by the First Supplemental Indenture, dated as of September 7, 2016 (as so amended, the “Indenture”), among the Company, the Guarantors and U.S Bank, National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.      the Registration Statement;

2.      the Indenture, including as an exhibit thereto the form of Exchange Note and the notation of Guarantee, included as Exhibit 4.2 to the Registration Statement; and

3.      the Registration Rights Agreement, dated as of August 4, 2016 (the “Registration Rights Agreement”), among the Company and the initial purchasers named therein, included as Exhibit 4.4 to the Registration Statement.

In addition, we have examined (i) such corporate or limited liability company records of the Company and each Guarantor organized in the State of Delaware or New York (each, an “Opinion Guarantor”) that we have considered appropriate, including a copy of the certificate or articles of incorporation, as amended, and by-laws, as amended, or operating agreement, as amended, as applicable, of the Company and each Opinion Guarantor, certified by the Company and each such Opinion Guarantor as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and such Opinion Guarantors relating to the issuance of the Exchange Notes and the Guarantees, certified by the Company and such Opinion Guarantors and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement, (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added, (iii) that each Guarantor (other than the Opinion Guarantors) is validly existing and in good standing under the laws of its jurisdiction of organization, (iv) that each Guarantor (other than the Opinion Guarantors) has all necessary power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Notes or Guarantees, as applicable, (v) that the execution, delivery and performance by each Guarantor (other than the Opinion Guarantors) of the Indenture and the Exchange Notes or Guarantees, as applicable, has been duly authorized by all necessary corporate action and do not violate such party’s certificate or articles of incorporation, articles of association, by-laws, operating agreements or other organizational documents or the laws of its jurisdiction of organization and (vi) the due execution and delivery of the Indenture and the Exchange Notes or Guarantees, as applicable, by each Guarantor (other than the Opinion Guarantors) under the laws of its jurisdiction of organization.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.      When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.      When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will constitute legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

Guarantor	Jurisdiction of Organization
Almay, Inc.	Delaware
Art & Science, Ltd.	Illinois
Bari Cosmetics, Ltd.	Delaware
Beautyge Brands USA, Inc.	Delaware
Beautyge U.S.A., Inc.	Delaware
Charles Revson Inc.	New York
Creative Nail Design, Inc.	California
North America Revsale Inc.	New York
OPP Products, Inc.	Delaware
Realistic Roux Professional Products Inc.	Delaware
Revlon Development Corp.	Delaware
Revlon Government Sales, Inc.	Delaware
Revlon International Corporation	Delaware
Revlon Professional Holding Company LLC	Delaware
RIROS Corporation	New York
RIROS Group Inc.	Delaware
Roux Laboratories, Inc.	New York
Roux Properties Jacksonville, LLC	Florida
SinfulColors, Inc.	Delaware
DF Enterprises, Inc.	Delaware
Elizabeth Arden, Inc.	Florida
Elizabeth Arden (Financing), Inc.	Delaware
Elizabeth Arden Travel Retail, Inc.	Delaware
FD Management, Inc.	Delaware
RDEN Management, Inc.	Delaware
Elizabeth Arden International Holding, Inc.	Delaware
Elizabeth Arden Investments, LLC	Delaware
Elizabeth Arden NM, LLC	Delaware
Elizabeth Arden USC, LLC	Delaware